Exhibit 99.1

American Battery Technology Company Secures up to $50M Investment to Support Commercial Scale Battery Material Construction Projects

Supports Construction of Commercial Business Operations for US-Sourced Lithium-Ion Battery Materials through Recycling and Primary Resources

Reno, Nev. August 30, 2023 —American Battery Technology Company (“ABTC”) (OTCQX: ABML), an integrated battery materials technology company, announced today that after completion of a competitive diligence process to secure funding to facilitate advancement of the company’s commercial-scale construction projects, the company has consummated a debt financing with a single institutional investor for up to $50 million in zero coupon, Senior Secured Convertible Notes.

“This capital investment supports the continued development of our core projects as we evolve from pilot and demonstration scale systems up to commercial scale facilities in each of our business units,” stated ABTC CEO Ryan Melsert. “We evaluated a wide range of financing alternatives over the past several months, and the use of this debt financing is very well aligned with our growth plans.”

These funds will support the near-term expansion of ABTCs battery material processing operations, including:

1)	Lithium-Ion Battery Recycling: ABTC currently has the first phase of its first commercial-scale recycling facility undergoing commissioning, which utilizes ABTCs internally-developed technologies for the strategic demanufacturing and recycling of battery components. A second phase will subsequently be added that includes its targeted chemical extraction train for the manufacturing of battery grade critical materials, and a third phase of these battery recycling operations will be integrated to further increase the material recovery rates and decrease operating costs. ABTC was recently selected for a U.S. Department of Energy (DOE) grant for a $20 million project to support the commercialization of this third phase, and the funds from this announced financing will directly support these efforts.

2)	Primary Lithium Resource Development: ABTC is working to develop and commercialize its 10,340-acre lithium-bearing claystone deposit in Nevada, recently identified as one of the largest known lithium deposits in the U.S. with an inferred* resource of 15.8 million tons of lithium carbonate equivalent. These announced funds will support the current exploration program to continue the evolution of this domestic resource towards upgrading from the current ‘inferred’ resource to ‘measured and indicated’ resource classification, and also to proceed through the permitting operations to commercialize this domestic critical material resource.

3)	Primary Lithium-Hydroxide Refinery: ABTC has developed its own technologies for the refining of its lithium-bearing claystone resource into battery grade lithium hydroxide product. This set of integrated processes is currently being demonstrated in its pilot plant, which is supported by a U.S. DOE grant it was awarded in 2021, with the processing capacity of up to 5 metric tonnes per day. As a result of the early successes of these efforts, in the fall of 2022 ABTC was selected by the U.S. DOE for an additional grant award for a $115 million project to construct a commercial scale lithium hydroxide refinery based on these first-of-kind technologies. The funds from this announced investment will directly support these commercial scale construction efforts as matching funds.

A.G.P./Alliance Global Partners acted as sole placement agent for the financing.

About American Battery Technology Company

American Battery Technology Company provides a key source of domestically manufactured critical battery metals to help meet the demand from the electric vehicle, electrical grid storage, and consumer electronics industries. The company’s ESG-principled focus works to create a closed-loop circular economy for battery metals with ethical and environmentally sustainable sourcing of critical and strategic materials. Through its three divisions, lithium-ion battery recycling, primary metal extraction technologies and primary resource development, the company is uniquely positioned to supply low-cost, lower-environmental impact, and domestically sourced battery metals.

www.americanbatterytechnology.com.

*Inferred Resource

Inferred mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project and may not be converted to a mineral reserve.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are “forward-looking statements.” Although the American Battery Technology Company’s (the “Company”) management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company’s future results to differ materially from those anticipated. Potential risks and uncertainties include, among others, interpretations or reinterpretations of geologic information, unfavorable exploration results, inability to obtain permits required for future exploration, development or production, general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; fluctuating mineral and commodity prices, final investment approval and the ability to obtain necessary financing on acceptable terms or at all. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended June 30, 2022. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Media Contact Information:

American Battery Technology Company
Tiffiany Moehring
tmoehring@batterymetals.com
720-254-1556